Exhibit 4.48

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Execution Version

DATED 1 September 2021

YUPEI INTERNATIONAL INVESTMENT MANAGEMENT CO., LTD

and

JD PROPERTY GROUP CORPORATION

and

LI SHIFA

SALE AND PURCHASE AGREEMENT

in respect of the ordinary shares of China Logistics Property Holdings Co., Ltd

[REDACTED]

THIS AGREEMENT is made on 1 September 2021

BETWEEN:

1.

Yupei International Investment Management Co., Ltd, a company incorporated with limited liability in the British Virgin Islands, whose registered office is at 3rd Floor, J & C Building, Road Town, Tortola, British Virgin Islands (the “Seller”);

2.

JD Property Group Corporation, a company incorporated with limited liability in the Cayman Islands, whose registered office is at P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands (the “Purchaser”); and

3.

Li Shifa, a PRC resident whose PRC passport number is ********* and whose residential address is at NO.112 Western Residence, No.333 Yinggang East Road, Qingpu District, Shanghai (the “Ultimate Shareholder”),

each a “Party” and together the “Parties”.

WHEREAS:

(A)

Listco is a company incorporated with limited liability in the Cayman Islands and whose shares are listed on the Main Board of the HKSE. As at the date of this Agreement, Listco has in issue 3,474,283,058 Shares.

(B)	As at the date of this Agreement, the Seller is the legal and beneficial owner of the Sale Shares, representing approximately 26.38% of the issued share capital of Listco.

(C)	The Seller has agreed to sell, and the Purchaser has agreed to buy, the Sale Shares on and subject to the terms and conditions of this Agreement.

(D)

The Ultimate Shareholder owns 100% of the issued share capital of Lee International Investment Management Co., Ltd, which in turn owns 90% of the issued share capital of the Seller and has agreed to guarantee the obligations of the Seller on and subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

CLAUSE 1 INTERPRETATION

1.1	In this Agreement:

“2019 Exchange Notes” means the 8.75% senior fixed rate notes due 2021 issued by Listco on 25 September 2019 in an aggregate principal amount of US$162,475,000;

“2020 Exchange Notes” means the 8.75% senior fixed rate notes due 2022 issued by Listco on 18 November 2020 in an aggregate principal amount of US$150,000,000;

“2024 Convertible Bonds” means the 6.95% convertible bonds due 2024 issued by Listco on 26 June 2019 in an aggregate principal amount of HK$1,109,000,000;

“2025 Convertible Bonds” means the 6.95% convertible bonds due 2025 issued by Listco on 23 November 2020 in an aggregate principal amount of HK$775,050,000;

[REDACTED]

“Affiliate” means, when used with respect to any specified person that:

(a)	is not an individual, a person that directly or indirectly (through one or more intermediaries) Controls, is Controlled by or is under common Control with such specified person; or

(b)

is an individual, (x) his or her spouse, siblings, children (including adopted children) or parent of such individual or his or her spouse, or any trust or other entity created for the benefit of any such person (the “Family Members”), and (y) any person which is directly or indirectly (through one or more intermediaries) Controlled by such individual, or by any of his or her Family Members, whether alone or jointly;

[REDACTED]

“AML Authority” means, collectively, the competent Authorities in the PRC which are from time to time legally authorized to supervise, regulate and enforce the Anti-Monopoly Law pursuant to PRC Law;

“Announcement 7” means the Announcement on Several Issues concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, promulgated by the State Administration of Taxation of the PRC on 3 February 2015 as Public Notice (2015) No. 7, as amended, supplemented or modified by any implementing rules and regulations, and any successor rule or regulation thereof under the Laws of the PRC as of the date of this Agreement;

“Announcement 7 Taxes” has the meaning given to it in Clause 11.2(b);

“Anti-Corruption Laws” means all applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value, directly or indirectly, to any Government Official, Authority, commercial entity, or any other person to obtain a business advantage; such as (if applicable) the Anti-Unfair Competition Law of the PRC, the Criminal Law of the PRC, the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions;

“Anti-Monopoly Law” means, collectively, the Anti-Monopoly Law of the PRC, effective as of 1 August 2008 (as amended from time to time), and related regulations and implementation rules;

“Anti-trust Filings” has the meaning given to it in Clause 4.1(a);

“Articles” means, at any time, the memorandum and articles of association (or other constitutional documents) of Listco at that time;

“Authorisation” means any consent, approval, authorisation, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to any Authority;

“Authority” means any government of any national or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organisation;

“Balance Sheet Date” means 31 December 2020;

“Business” means the business of the Group as it is conducted as at the date of this Agreement;

“Business Assets” means all the assets owned by the Group and any assets used by the Group in connection with the Business or necessary for the operation of the Business, and all the Intellectual Property Rights used by the Group in connection with the Business;

“Business Day” means a day on which banks are generally open for business in Hong Kong and the PRC (other than a Saturday, Sunday or a public holiday or a day on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted or remains hoisted in Hong Kong at any time between 9:00 am and 5:00 pm);

“CCASS” means the Central Clearing and Settlement System established and operated by the Hong Kong Securities Clearing Company Limited;

“Charged Assets” means the 214,968,276 Shares in Listco held and owned by the Seller;

“Claim” means any claim made by a Party arising out of or in connection with this Agreement (or otherwise contemplated by, or referred to in, this Agreement), howsoever arising;

[redacted]

“Companies Ordinance” means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);

“Company Affiliate” means Listco or any other member of the Group, or any director, officer, agent, employee or representative acting for or on behalf of the foregoing (individually or collectively);

“Completion” means the completion of the sale and purchase of the Sale Shares in accordance with Clause 6;

“Completion Date” means the date on which Completion occurs;

“Conditions” means the conditions precedent to Completion as set out in Clause 4.1, and “Condition” means any one of them;

“Confidential Information” has the meaning given to it in Clause 16.1;

“connected person” has the meaning given to it in the Listing Rules;

“Consideration” means the amount payable in respect of the Sale Shares as set out in Clause 3.1;

“Control” means of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such person or power to control the composition of a majority of the board of directors of such person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

“Convertible Bond Offer” has the meaning given to it in the Possible Offer Announcement;

“Convertible Bonds” means the 2024 Convertible Bonds and the 2025 Convertible Bonds;

“Deposit” has the meaning given to it in Clause 3.2;

“Despatch Date” means the date on which the offer document in respect of the Offers are despatched to the Shareholders;

“Directors” means the directors of Listco;

“Disclosed” means fairly, fully and accurately disclosed to the Purchaser with sufficient details and reasonable level of specificity and in a manner and context which would enable the Purchaser or its Representatives to identify the nature and scope of the information or matters so disclosed and make an informed assessment of the likelihood and magnitude of the risk and liability of the issue in question;

“Disclosure Letter” means the letter dated the same date as the date of this Agreement (including the contents of any schedule or appendix thereto) from the Warrantors to the Purchaser, disclosing information constituting exceptions and qualifications to the Warranties;

“Encumbrance” means any lien, pledge, encumbrance, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or security interests of any kind (including retention arrangements or other encumbrances and any agreement to create any of the foregoing), and “Encumber” shall be construed accordingly;

“Environmental Laws” means all or any Laws relating to public or worker health and safety (including health and safety of employees, occupiers and invitees, and fire safety), pollution, protection of the environment, or the use, storage, handling, transportation or disposal of Hazardous Substance and matters relating to the construction, demolition, alteration or use of buildings or land to the extent that they relate to any of the foregoing;

“Environmental Permits” means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws;

“Executive” means the Executive Director of the Corporate Finance Division of the SFC;

“Existing Security” means all and any security under the listco collateral agreement dated 31 May 2021 between the Seller as mortgagor and Deutsche Bank AG, Hong Kong Branch as security agent and trustee (the “Security Agent”) and the borrower debenture dated 31 May 2021 between the Seller as chargor and the Security Agent;

“Financial Statements” has the meaning given to it in Paragraph 4.2(a) of Schedule 3;

“First Closing Date” means the first offer closing date of the Share Offer;

“Fund” means Yupei Logistics Property Fund I Limited Partnership;

“Fundamental Warranties” means the representations and warranties set forth in Paragraphs 1 and 2 of Schedule 3;

“Government Official” means: (a) any official, officer, employee or any person acting in an official capacity for or on behalf of any Authority; (b) any political party or party official or candidate for political office; (c) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF); (d) any director, official, officer, employee of wholly or partially state-owned, state-controlled or state-operated enterprises; or (e) any official, officer, employee, or any person working in any official capacity on behalf of any public international organization (e.g., United Nations or the World Bank);

“Governmental Order” any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Authority;

“Group Company” or “member of the Group” means Listco and its subsidiaries, and “Group” refers to all the Group Companies collectively;

“Hazardous Substance” means any substance, chemical, material, or waste that is listed, defined, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning under applicable Environmental Laws;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“HKIAC” has the meaning given to it in Clause 20.3;

“HKSE” means The Stock Exchange of Hong Kong Limited;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“ICBCI LP” means Elegant Fragrant Limited;

“IFRS” means the International Financial Reporting Standards and the International Financial Reporting Interpretations Committee interpretations as issued by the International Account Standards Board, in each case, as may be amended from time to time;

“Indebtedness” means any indebtedness or liability incurred and outstanding, together with any penalties, prepayment charges or unpaid interest, in each case pursuant to any moneys borrowed by any Group Company from a financial lending institution or any person;

“Intellectual Property Rights” means:

(a)	copyright, patents, goodwill, know-how, trade secrets, data base rights, trade marks, trade names, business names, domain names, logos, get-up and designs (whether registered or unregistered);

(b)

in respect of matters set out under Paragraph (a) above, applications for registration (including all corresponding foreign counterpart applications, re-issues, re-examinations, divisionals, continuations – parts and extensions thereof) and the right to apply for registration for any of the same; and

(c)	all other intellectual property rights and equivalent or similar forms of protection, howsoever described, existing anywhere in the world;

“Interim Accounts” means the unaudited consolidated financial statements of the Group for the six-month period ended on 30 June 2021;

“Investment Agreement” means any investment agreement, memorandum of understanding, letter of intent, meeting minutes or other similar agreement or document (including any performance/supervision agreement) entered into by a Group Company or an Affiliate of such Group Company with the relevant Authority, or issued by the relevant Authority and addressed to a Group Company or an Affiliate of such Group Company, in each case in relation to the investment by such Group Company or an Affiliate of such Group Company in the relevant Owned Real Property which is located within the jurisdiction of the relevant Authority, including any supplementary agreement or amendment agreement thereof;

“Land Use Right Grant Contract” means with respect to each Owned Real Property, the land use right contract (including its amendment and restatement from time to time) entered into by the relevant Group Company and the competent Authority for the purpose of acquisition of the land parcel on such Owned Real Property;

“LaSalle JVs” means Yupei Logistics Property Management 10 Co., Ltd, Yupei Logistics Property Management 15 Co., Ltd, Yupei Tianjin Logistics Property Management Co., Ltd and Yupei Logistics Property Management 12 Co., Ltd;

“LaSalle Shareholders” means LAO V CN Holdings III Pte. Ltd., LCLV Holdco VI Pte. Ltd. and LCLV Holdco V Pte. Ltd.;

“LaSalle Shareholders Agreements” means the relevant shareholders agreement in respect of the LaSalle JVs;

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, policy or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Authority, in each case as amended, and any and all applicable Governmental Orders;

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements;

“Lease Agreement” means any Lease between any Group Company and any person in respect of any Owned Real Property or Leased Real Property or any part thereof;

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by any member of the Group as tenant, sublessee, licensee or occupier;

“Listco” means China Logistics Property Holdings Co., Ltd, a company incorporated with limited liability in the Cayman Islands and whose Shares are listed on the Main Board of the HKSE;

“Listco Register of Member” means the certified copy (certified by a Director) of the register of members of the Listco in excel form showing that the Charged Assets are registered in the name of the Seller;

“Listing Rules” means the Rules Governing the Listing of Securities on the HKSE;

“Long Stop Date” means 30 June 2022 (or such later date as the Parties may agree in writing);

“Losses” means, in respect of any matter, event or circumstances, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including reasonable legal costs), expenses (including Taxes), disbursements and other losses of any kind whatsoever arising;

“Material Adverse Effect” means any change, event, circumstance or other matter that has, either individually or in the aggregate, a material adverse effect upon the business, financial condition, operating results, operations, assets, or the business prospects or condition of the Group taken as a whole;

[REDACTED]

“Money Laundering Laws” means all anti-money laundering laws of all jurisdictions in which the Group or Listco conducts its business or owns assets, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority, and the United States, and the European Union, including the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Anti-Money Laundering Law of the PRC, and the Hong Kong Anti-Money Laundering and Counter-Terrorism Financing Ordinance (Cap. 615), the Organized and Serious Crimes Ordinance (Cap. 455), the United Nations (Anti-Terrorism Measures) Ordinance and the Drug Trafficking (Recovery of Proceeds) Ordinance (Cap. 405);

“Non-Fundamental Warranties” means the Warranties other than the Fundamental Warranties;

“Notice” has the meaning given to it in Clause 12.1;

“Offers” means the Share Offer and the Convertible Bond Offer;

“Other Property Documents” has the meaning given to it in Paragraph 10 of Schedule 3;

“Owned Real Property” means the real property (including building under construction and land parcel) in which any member of the Group has fee title (or equivalent) interest, together with, to the extent owned by any member of the Group, all buildings and other structures, facilities or improvements located thereon;

[REDACTED]

“Permitted Liens” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any Group Company or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) any Encumbrances that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports relating to any Group Company’s interests in real property and any zoning, entitlement, conservation restriction and other land use and environmental regulations imposed, issued, promulgated or published by Authorities, in each case, which individually or in the aggregate do not materially impair the present use of the properties or assets of any Group Company; (d) with respect to real property, all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal recording or like office which do not materially interfere with the present use of the properties or assets of any Group Company; (e) matters which would be disclosed by an inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (f) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice; and (g) the Security Interests created over the Charged Assets under the Share Charge Agreement;

“Possible Offer Announcement” means the announcement relating to the possible Offers to be issued by the Purchaser on or as soon as practicable after the date of this Agreement;

“PRC” means the People’s Republic of China which, for the purpose of this Agreement only, excludes Hong Kong, the Macau Special Administrative Region and Taiwan;

“Pre-IPO Share Option Scheme” means the pre-IPO share option scheme of Listco adopted on 10 March 2016;

“Previous Announcements” means any filings (including annual reports, interim reports, announcements, circulars, disclosure of interests forms, monthly returns and next day disclosure returns) of Listco published on the website of the HKSE;

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination) or any transaction contemplated by this Agreement;

“Public Release” has the meaning given to it in Clause 15.1;

“Purchaser’s Group” means the Purchaser and its subsidiaries (including, with effect from Completion, each member of the Group), and “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Solicitors” means Kirkland & Ellis of 26/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong;

“Purchaser’s Warranties” means the warranties given by the Purchaser under Clause 9.1, and “Purchaser’s Warranty” means any of them;

“Qualifying Claim” has the meaning given to it in Paragraph 3.1 of Schedule 4;

“Real Estate Ownership Certificate” means, with respect to each Owned Real Property, the real estate ownership certificate (不动产权证) issued by the competent Authority to the relevant Group Company, evidencing that such Group Company’s full and complete title to the ownership and/or the land use right of such Owned Real Property, free from any Encumbrance;

“Refund Deadline” has the meaning given to it in Clause 3.2(d);

“Relevant PRC Tax Authority” has the meaning given to it in Clause 11.2(a);

“Relevant Ancillary Documents” means the ancillary documents required to be delivered to the Purchaser by the Seller on the date of the Share Charge Agreement pursuant to paragraph 4.1 thereof;

“Remaining Consideration” has the meaning given to it in Clause 3.3(a);

“Representative” means, in relation to any person, such person’s directors, officers, employees, lawyers, accountants, bankers, financiers or other professional advisers;

“Restricted Actions” means the actions listed in Schedule 2 ;

“RMB” means Renminbi, the lawful currency of the PRC;

“Rules” has the meaning given to it in Clause 20.3(b)(i);

“Sale Shares” means the 916,488,000 Shares legally and beneficially owned by the Seller, representing approximately 26.38% of the issued share capital of Listco;

“Sanctions Laws” means all economic, financial or trade sanctions Laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and its “Specially Designated Nationals and Blocked Persons” lists), PRC, Hong Kong, the European Union, the United Nations, the United Kingdom or any other relevant sanctions Authority;

“Secured Liabilities” means the Deposit and all present and future obligations and liabilities at any time due, owing or incurred by the Seller in respect of its obligation to return the Deposit to the Purchaser in accordance with Clause 3.2 of the Agreement;

“Security Interest” has the meaning given to it in Clause 3.2(a);

“Seller’s Designated Account” means the Seller’s designated bank account, the details of which are set out in Annex 1.

“Seller’s Group” means the Seller, Ultimate Shareholder and their Affiliates (including, for the purposes of this definition, prior to Completion, each member of the Group), and the term “member of the Seller’s Group” shall be construed accordingly;

“SFC” means the Securities and Futures Commission of Hong Kong;

“SFO” means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

“Share Award Scheme” means the share award scheme of Listco adopted on 30 March 2020;

“Share Charge Agreement” means the Cayman law governed equitable share mortgage in substantially the same form and substance as that set out in Schedule 5, to be entered into by the Seller as mortgagor and the Purchaser (or its agent acting on its behalf) as mortgagee, whereby the Seller grants first ranking security over its right, title and interest in, to and under the Charged Asset to secure the Secured Liabilities;

“Share Offer” has the meaning given to it in the Possible Offer Announcement;

“Shareholder” means a holder of Shares from time to time;

“Shares” means ordinary shares of US$0.0000625 each in the capital of Listco;

“Surviving Provisions” means Clause 1 (Interpretation), Clause 12 (Notices), Clause 13 (Costs and Expenses), Clause 14 (General Provisions), Clause 15 (Announcements),Clause 16 (Confidentiality), Clause 17 (Language), Clause 18 (Counterparts), Clause 20 (Governing Law and Arbitration) and Clause 21 (Agent for Service of Process);

“Takeovers Code” means, at any relevant time, the Hong Kong Code on Takeovers and Mergers in force at that time;

“Taking” means any material contamination, destruction of or damage to or any taking, seizure, expropriation, nationalisation or similar action by or on behalf of any Authority of any Owned Real Property or any part thereof;

“Tax” or “Taxation” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs and similar charges;

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax Authority, including any schedule or attachment thereto or any amendment thereof;

“Tax Sharing Agreement” has the meaning given to it in Paragraph 8 of Schedule 3;

[REDACTED]

“Third Party Claim” has the meaning given to it in Paragraph 4.6 of Schedule 4;

“Transactions” means the transactions contemplated under this Agreement, including the sale and purchase of the Sale Shares and the making of the Offers;

“Transfer Taxes” has the meaning given to it in Clause 13.2;

“United States” or “US” means the United States of America;

“US$” means United States dollars, the lawful currency of the United States;

“Warranties” means the representations and warranties contained in Schedule 3, and “Warranty” means any one of them;

“Warrantors” means collectively, the Seller and the Ultimate Shareholder, and “Warrantor” means any of them;

“Yupei Development” means China Yupei Logistics Property Development Co., Ltd.; and

“Yupei LP” means Yupei Logistics Property Management 22 Co., Ltd.

1.2	The expressions “Party” and “Parties” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.3

Any statement in this Agreement qualified by the expression “to the best of the Warrantors’ knowledge” and “so far as the Warrantors are aware” or any similar expression, shall be deemed to refer to the actual knowledge of any of the Seller and the Ultimate Shareholder and that knowledge which should have been acquired after making such due and reasonable inquiry.

1.4	The obligations of the Warrantors under this Agreement shall be joint and several.

1.5	In this Agreement, except where the context otherwise requires:

(a)	a reference to Clauses, Paragraphs, Schedules, Appendices and the Recitals are to the clauses, paragraphs, and recitals of, and the schedules and appendices to, this Agreement;

(b)

a reference to this Agreement or to any specified provision of this Agreement are to this Agreement or provision as in force for the time being (as amended, modified, supplemented, varied, assigned or novated, from time to time);

(c)	a reference to this Agreement includes the Schedules and the Appendices to it, each of which forms part of this Agreement for all purposes;

(d)

a reference to a “person” shall be construed so as to include any individual, company, corporation, joint stock company, body corporate, association, trust, joint venture, partnership, firm, organisation, governmental entity or any other entity (whether or not having separate legal personality), its successors and assigns;

(e)	the expressions “holding company”, “subsidiary”, “parent undertaking” and “subsidiary undertaking” shall have the meanings given to them in Division 4 of Part 1 of the Companies Ordinance;

(f)	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form;

(g)	a reference to a time of a day is to Hong Kong time;

(h)

a reference to “indemnify” and “indemnifying” any person against any circumstance includes indemnifying and holding that person harmless from all Losses from time to time made against that person and all Losses made or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

(i)

a reference to any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction (other than Hong Kong) be deemed to include what most nearly approximates the Hong Kong legal term in that jurisdiction, and references to any Hong Kong statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

(j)	a reference to any law, enactment or Listing Rule includes references to:

(i)	that law, enactment or Listing Rule as re-enacted, amended, extended or applied by or under any other enactment (before or after the date of this Agreement);

(ii)	any law, enactment or Listing Rule which that law, enactment or Listing Rule re-enacts (with or without modification); and

(iii)

any subordinate legislation made (before or after the date of this Agreement) under any law or enactment, as re-enacted, amended, extended or applied, as described in Paragraph (i) above, or under any law or enactment referred to in Paragraph (ii) above;

and “law” and “enactment” includes any legislation in any jurisdiction;

(k)

the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof shall arise in favour of or against any Party based on the authorship of any provisions;

(l)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(m)	headings are included in this Agreement for convenience only and do not affect its interpretation;

(n)	in construing this Agreement the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by:

(i)	being preceded by words indicating a particular class of acts, matters or things; or

(ii)	being followed by particular example;

(o)	the words “include” and “including” shall be construed as without limitation;

(p)

where any Party undertakes or assumes any obligation in this Agreement, that obligation is to be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation; and

(q)	In this Agreement, references to:

(i)	being “interested in” or having “interests in” shares or securities shall be interpreted in accordance with the SFO;

(ii)	“acting in concert”, “dealing” and “offer period” shall be interpreted in accordance with the Takeovers Code;

(iii)	the “Offers”, the “Share Offer” and the “Convertible Bond Offer” shall include any new, increased, renewed or revised scheme and offer, howsoever to be implemented; and

(iv)

“procure”, where used in the context of an obligation of the Warrantors under Clauses 4.8, 5.2, 5.3, 10.2 and 11.4, shall be interpreted as that for so long as the Warrantors have (x) de facto control over the board of Listco or over the management and the operation of the Group; or (y) the ability to exercise control over the management and operation of the Group (whether by contract or howsoever arising), the Warrantors shall take all steps to ensure that a Group Company acts or be refrained from acting in respect of a specified matter as provided for in this Agreement. As at the date of this Agreement, the Warrantors shall be deemed to have de facto control over the board of Listco and over the management and the operation of the Group.

CLAUSE 2 SALE AND PURCHASE OF SALE SHARES

2.1

On and subject to the terms and conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Sale Shares, free from all Encumbrances and from all other rights exercisable by or claims by third parties as at Completion and together with all rights attaching or accruing to them as at Completion (including all dividends and distributions declared, paid, made or accruing in respect of the Sale Shares on or after the Completion Date).

2.2

The Seller shall (if applicable) procure the irrevocable and unconditional waiver of all rights over, or in connection with, any of the Sale Shares (including any right of pre-emption, first refusal or other restriction on transfer in respect of the Sale Shares conferred on any person under the Articles or otherwise) before Completion.

2.3	The Purchaser shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement.

CLAUSE 3 CONSIDERATION

3.1	The Consideration for the sale and purchase of the Sale Shares shall be the sum of HK$3,986,722,800 to be paid in cash, representing a value of HK$4.35 per Sale Share.

3.2

As soon as practicable after the signing of this Agreement and in any event on or prior to 30 September 2021, (1) the Seller shall provide the Listco Register of Member to the Purchaser; (2) the Seller and the Purchaser (or its agent acting on its behalf) shall enter into the Share Charge Agreement; and (3) the Seller shall deliver to the Purchaser the Relevant Ancillary Documents on the date of the Share Charge Agreement. On the second Business Day following the delivery of the Relevant Ancillary Documents, the Purchaser shall make payment in cash a sum of HK$623,408,000 (the “Deposit”) by wire transfer of immediately available funds to the Seller’s Designated Account as a deposit, which shall be paid, repaid, forfeited or retained as follows:

(a)

if this Agreement is terminated pursuant to Clause 4.10 (provided that if this Agreement is terminated as a result of non-satisfaction of the Condition set out in Clause 4.1(a), then Clause 3.2(b) shall apply), Clause 5.5, or Clause 6.3(a) (in the case of non-compliance by the Seller), then, notwithstanding any other provisions of this Agreement, the Seller shall return the Deposit (in its full amount but without any interest) to the Purchaser promptly and in any event on or before the applicable Refund Deadline, provided that (x) in the event that the Purchaser fails to receive the Deposit (in its full amount but without any interest) on or before the applicable Refund Deadline, the security created and constituted by the Share Charge Agreement (including but not limited to the Charged Assets) (the “Security Interest”) shall be immediately enforceable in accordance with the Share Charge Agreement; and (y) in the event that the Purchaser receives the Deposit in full on or before the applicable Refund Deadline, the Purchaser (or its agent acting on its behalf) shall forthwith release, discharge and terminate any Security Interests created over the Charged Assets under and in accordance with the terms of the Share Charge Agreement;

(b)

if this Agreement is terminated as a result of non-satisfaction of the Condition set out in Clause 4.1(a) or if this Agreement is terminated pursuant to Clause 6.3(a) (in the case of non-compliance by the Purchaser), the Seller shall be entitled to deduct or forfeit a sum of HK$3,800,000 from the amount of the Deposit, and shall pay or repay the remaining amount of the Deposit (without interest) to the Purchaser promptly and in any event on or before the applicable Refund Deadline, provided that (x) in the event that the Purchaser fails to receive such remaining amount of the Deposit (in its full amount but without any interest) on or before the applicable Refund Deadline, the Security Interest shall be immediately enforceable in accordance with the Share Charge Agreement; and (y) in the event that the Purchaser receives such remaining amount of the Deposit in full on or before the applicable Refund Deadline, the Purchaser (or its agent acting on its behalf) shall forthwith release, discharge and terminate any Security Interests created over the Charged Assets under and in accordance with the terms of the Share Charge Agreement;

(c)

if the Parties proceed with Completion, the Deposit shall become part payment of the Consideration in accordance with Clause 3.3(b) at Completion and an amount representing the Deposit shall be deducted from the Consideration payable by the Purchaser at Completion, and upon application of the Deposit towards part payment of the Consideration at Completion, the Purchaser (or its agent acting on its behalf) shall forthwith release, discharge and terminate any Security Interests created over the Charged Assets under the Share Charge Agreement; and

[REDACTED]

3.3	Subject to the terms of this Agreement, at Completion:

(a)

the Purchaser shall pay in cash the sum of HK$3,363,314,800, being the balance of the Consideration after deduction of the Deposit paid by the Purchaser (the “Remaining Consideration”) to the Seller’s Designated Account; and

(b)	subject to Clause 3.2, the Deposit shall become part payment of the Consideration,

and, the Seller acknowledges that payment of the Remaining Consideration by the Purchaser to it shall constitute an absolute discharge of any obligation by the Purchaser to pay the Seller of any of the Consideration.

3.4

If any payment is made after Completion by the Seller or the Ultimate Shareholder to the Purchaser under this Agreement due to any breach of this Agreement, the payment shall, so far as possible, be treated as a reduction in the Consideration, and the Consideration shall accordingly be reduced by the amount of such payment.

3.5

The Parties agree that (a) the Deposit is reasonable and proportionate to the legitimate interests of both the Seller and the Purchaser in the enforcement of this Agreement; and (b) this Agreement has been negotiated between informed and legally advised parties dealing on equal terms.

CLAUSE 4 CONDITIONS

4.1

The sale and purchase of the Sale Shares is conditional upon the satisfaction (or waiver in accordance with the provisions of this Agreement) of the following Conditions, or their satisfaction subject only to Completion:

(a)

(i) all filings in relation to the sale and purchase of the Sale Shares and the Offers which are required pursuant to the requirements of the Anti-Monopoly Law (the “Anti-trust Filings”) having been made to the AML Authority and accepted by the AML Authority for examination, and (ii) the AML Authority having cleared such transactions by issuing a notice to the Purchaser or its legal advisors, and the Purchaser shall have received such notice that such transactions will not be prohibited, without imposing any condition on the Purchaser, any of its Affiliates or any of the Group Companies, which is not acceptable to the Purchaser;

(b)

no governmental action, court order, proceeding or investigation having been taken or made at any time prior to Completion that has the effect of making unlawful or otherwise prohibiting or restricting the transfer of the Sale Shares to the Purchaser or the Offers;

(c)	the HKSE and the Executive advising that they have no further comments on the Possible Offer Announcement;

(d)

all Authorisations (if any) which are required for the entering into or the performance of the obligations under this Agreement by the Parties having been obtained, all filings with any Authority which are required for the entering into and the implementation of this Agreement having been made, and all such Authorisations remaining in full force and effect without material variation at Completion, and there being no statement, notification or intimation of an intention to revoke or not to renew the same having been made by the relevant Authority;

(e)

the waivers or consents by the LaSalle Shareholders to waive their respective rights to exercise certain call option in respect of the shares in each of the LaSalle JVs under the applicable LaSalle Shareholders Agreements such that Yupei Development shall continue to own its current shareholding in the applicable LaSalle JV as at the date of this Agreement, and to consent that the relevant Group Companies shall continue to act as the assets managers for the applicable Owned Real Properties, in form and substance satisfactory to the Purchaser, having been obtained, and such consents or waivers, as applicable, remaining in full force and effect without material variation;

(f)

(i) the waiver(s) or consent(s) by ICBCI LP to waive its right to exercise certain put option to require Yupei LP to purchase its interest in the Fund under the applicable limited partnership agreement, in form and substance satisfactory to the Purchaser, having been obtained, and such consents or waivers, as applicable, remaining in full force and effect without material variation, or (ii) the Group Companies having acquired ICBCI LP’s interest in the Fund at a consideration reasonably satisfactory to the Purchaser;

(g)

the Group Companies having acquired the remaining equity interests in each of the relevant Group Companies that are held by the Third Parties at a consideration reasonably satisfactory to the Purchaser, and all agreements or arrangements with the Third Parties (if any) having been terminated;

(h)

(i) the listing of the Shares not having been withdrawn; and (ii) the Shares continuing to be traded on the HKSE prior to the Completion Date (save for any temporary suspension for no longer than seven consecutive trading days or such other period as the Purchaser may agree in writing or the temporary suspension in connection with the Transactions);

(i)

no default having occurred or occurring (or any event or circumstance having occurred or occurring that, with the delivery of notice or passage of time, could become a default) under any of the Material Indebtedness of the Group which has not been irrevocably consented to or waived by the relevant lenders, bondholders or noteholders, and (if applicable) all required consents or waivers having been obtained in respect of any default or any event of default that may have occurred or that may occur under any of the Material Indebtedness the Group, and such consents and waivers not having been rescinded and remaining in full force and effect; and

(j)

there has been no change, fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect, provided that in no event shall any change, fact, event, or circumstance, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a Material Adverse Effect if such Material Adverse Effect relates to (i) changes in general or economic conditions in Hong Kong, the PRC or jurisdictions relevant to the business of the Group, (ii) changes in conditions generally affecting the industry in which the Group operates, or (iii) any outbreak or escalation of any military conflict, war, armed hostilities, or acts of foreign or domestic terrorism, or any hurricane, flood, tornado, earthquake, or epidemics, in each case, other than to the extent that such changes or events materially and disproportionately adversely affect the Group Companies, taken as a whole, by comparison to other similarly situated participants in the industries in which they operate.

4.2	[REDACTED]

4.3

The Warrantors undertake to the Purchaser (in the case of the Conditions set out in Clauses 4.1(h) to 4.1(j) and, to the extent relating to the Seller, Clauses 4.1(b) to 4.1(d)), and the Purchaser undertakes to the Seller (in the case of the Condition set out in Clause 4.1(a) and, to the extent relating to the Purchaser, the Conditions set out in Clauses 4.1(b) to 4.1(d)) to use its reasonable endeavours to ensure that such Conditions are fulfilled as soon as reasonably practicable and in any event before the Long Stop Date.

4.4

The Warrantors undertake to the Purchaser to use their best endeavour to procure the Group Companies to obtain the relevant waiver(s) or consent(s) set out in Clauses 4.1(e) and 4.1(f)(i) and/or complete the relevant acquisitions and termination set out in Clauses 4.1(f)(ii) and 4.1(g) as soon as reasonably practicable and in any event before the Long Stop Date.

4.5

The Warrantors shall provide, and shall use their best endeavours to procure each member of the Group to provide, reasonable assistance to the Purchaser in connection with obtaining all Authorisations of any Authority that are required to satisfy the Conditions (including providing to the Purchaser or its professional advisors, all necessary information, documents and assistance as may be required). Without prejudice to the generality of this Clause 4.5, the Warrantors shall, and shall use their best endeavours to procure that each member of the Group shall, provide or cause to be provided all necessary assistance and cooperation to allow the Purchaser to prepare and submit notifications, submissions and filings with applicable Authorities, and to respond to any requests for information or documents made in connection with any notification, submission or filing. The Warrantors shall, and shall use their best endeavours to procure that each member of the Group shall: (a) as soon as practicable respond to any request for information or documents, or any other inquiry, received from any Authority in connection with any notification, submission or filing; and (b) not offer or agree to extend any waiting or review period with any Authority without the Purchaser’s prior written consent (which consent should not be unreasonably withheld).

4.6	The Purchaser may waive any or all of the Conditions set out in Clauses 4.1(d) to 4.1(j) in whole or in part (and whether conditionally or unconditionally) at any time by written notice to the Seller.

4.7

Subject thereto and without prejudice to the generality of Clause 4.5, the Parties shall co-operate in the timely preparation, submission and pursuit of all clearance applications and filings required in connection with satisfying the Conditions and the taking of all other steps as the Purchaser may consider reasonably necessary or desirable to obtain all consents, approvals or actions of the AML Authority which are required in order to satisfy or fulfil the Condition set out in Clause 4.1(a).

4.8	Without prejudice to the generality of Clauses 4.2 and 4.7,

(a)

the Purchaser, on the one hand, and the Warrantors shall procure Listco (and its Affiliates and the other Group Companies, if applicable), on the other hand, will, to the extent required in the reasonable judgment of the respective counsel to the Purchaser and Listco, use reasonable efforts to, as soon as practicable to satisfy the Condition set out in Clause 4.1(a);

(b)

the Purchaser, on the one hand, and the Warrantors shall procure that Listco, on the other hand, will: (i) cooperate and coordinate (and cause their respective Affiliates (and in respect of Listco, including the other Group Companies) to cooperate and coordinate) with the other Party in making the Anti-trust Filings; (ii) supply the other (or cause the other to be supplied) with any information or documents that may be required in order to make such filings, provided that insofar as any such information or documents are competitively sensitive, such information or documents may be provided directly to the relevant Authorities or, if required, on an outside counsel-to-counsel basis, in each case on a strictly confidential basis; (iii) supply (or cause the other to be supplied) any additional information that may reasonably be required or requested by the Authorities of any applicable jurisdiction in which any such filing is made; and (iv) use commercially reasonable efforts to take all action necessary or advisable to: (A) cause the expiration or termination of the applicable waiting periods pursuant to any antitrust laws applicable to the Transactions; and (B) obtain any required consents pursuant to any antitrust laws applicable to the Transactions as soon as practicable;

(c)

notwithstanding anything in the foregoing, neither the Purchaser nor any of its Affiliates shall be required to (i) propose, negotiate, effect or agree to any divestitures or other remedy (including disposing, holding, separating any part of its business (including, after the Completion Date, business of the Group), operations, assets and/or product lines (or a combination of the Purchaser or any of its Affiliates’ respective businesses, operations or assets)), (ii) agree not to compete in any geographic area or line of business and/or (iii) restrict the manner in which, or whether, the Purchaser or any of its Affiliates may carry on its business in any part of the world;

(d)

the Purchaser (and its Affiliates, if applicable), on the one hand, and the Warrantors shall procure that Listco (and its Affiliates and the other Group Companies), on the other hand, will promptly inform the other of any substantive communication from any Authority regarding the Transactions in connection with the Anti-trust Filings (other than any information that may be competitively sensitive or otherwise deemed commercially sensitive). To the extent permitted by applicable Laws and the relevant Authorities, each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Authority or the staff or regulators of any Authority, and shall provide the other Party with the opportunity, or use reasonable efforts to have the other Party permitted by relevant Authorities, to attend and participate in such meeting, discussion, appearance or contact; and

(e)

to the fullest extent permitted by Law, each of the Purchaser and Listco shall be, and the Warrantors shall procure Listco to be, responsible for their respective filing fee (if any) payable in connection with the any antitrust laws applicable to the Transactions.

4.9

Each of the Purchaser and the Seller shall give notice to the other that a relevant Condition has been satisfied as soon as practicable and in any event within two Business Days of becoming aware of the fact.

4.10	If:

(a)	one or more of the Conditions are not satisfied or waived before the Long Stop Date, the Purchaser may (by notice in writing to the Seller) terminate this Agreement; or

(b)

the Condition set out in Clause 4.1(a), is not satisfied before the Long Stop Date, the Seller may (by notice in writing to the Purchaser) terminate this Agreement, provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Clause 4.10(b) if the failure to satisfy the Condition set out in Clause 4.1(a) by the Long Stop Date is solely due to a breach of this Agreement by the Warrantors; or

(c)

any of the Conditions is not satisfied or waived on or before the Long Stop Date, and neither the Seller nor the Purchaser serves a written notice to the other Party to terminate this Agreement pursuant to Clause 4.10(a) or Clause 4.10(b), this Agreement (other than the Surviving Provisions) shall terminate with immediate effect, and, in such event:

(a)

no Party shall have any Claim against the other Parties (other than the rights of the Purchaser under Clause 3.2(a)) and all rights and obligations of the Parties shall cease to have effect, save for any rights accrued by the Parties prior to termination and the rights and obligations in respect of Claims arising out of any antecedent breach of this Agreement;

(b)	the Purchaser agrees that the possible Offers referred to in this Agreement will not proceed; and

(c)

the Purchaser shall announce, on the date of the termination or lapse of this Agreement, that the possible Offers referred to in this Agreement will not proceed, thereby ending the offer period in respect of that possible Offers.

CLAUSE 5 WARRANTORS’ OBLIGATIONS

5.1

To the extent permitted under applicable Law, the Seller shall use their best endeavours to procure, and subject to any fiduciary duty under applicable Laws imposed on the Ultimate Shareholder as a director of the relevant Group Company, the Ultimate Shareholder shall use their best endeavours to procure, the Group Company to permit the Purchaser or any of its representatives to inspect and review books and records, and properties of the Group Company, for the purpose of assisting the Purchaser to assess whether the operation and business of the Group is operating in its ordinary course of business and as a going concern and whether the Warrantors have complied with their obligations under this Agreement. Such access shall be (a) made upon the Purchaser’s prior written request with reasonable basis; (b) carried out at the Purchaser’s own expenses; and (c) made during normal business hours without unreasonable interference to the normal operations of the Group.

5.2

Except as required by applicable Law, each of the Warrantors shall procure the Group Companies to, during the period between the date of this Agreement and the Completion Date (except with the prior written consent of the Purchaser):

(a)	conduct its business as a going concern in compliance with all applicable Laws, and in the ordinary course;

(b)	preserve intact in all material respects the business organisation of the Group, including maintaining its existing relationships with Authorities, material suppliers and customers;

(c)	not make any material changes to the organisational or operational structure of the Seller or the Group;

(d)	ensure that all material Authorisations required for the businesses of the Group are maintained and/or renewed as necessary upon expiry; and

(e)	not take any step or action that could result in a breach of Rule 4 of the Takeovers Code or otherwise contrary to General Principle 9 of the Takeovers Code.

5.3

Without limiting the generality of Clause 5.2, each of the Warrantors covenants and agrees that, except as contemplated under the Allianz Arrangement or as required by applicable Laws, the Seller shall procure, and subject to any fiduciary duty under applicable Laws imposed on the Ultimate Shareholder as a director of the relevant Group Company, the Ultimate Shareholder shall procure, that no member of the Group shall, during the period from the date of this Agreement and up to the Completion Date, do, undertake or engage in any of the Restricted Actions without the prior written consent of the Purchaser.

5.4

If any event shall occur or circumstances exist prior to the Completion Date that has or is reasonably likely to give rise to a breach of this Clause 5, the Seller shall (to the extent permitted by Law and to the extent that the Seller is aware of the relevant event or circumstance) notify the Purchaser in writing as promptly as possible after becoming aware of the same.

5.5

If at any time prior to Completion, the Warrantors are in breach of the obligations in Clause 5.3 in respect of the Restricted Action set out in paragraph 4 of Schedule 2, the Purchaser shall be entitled (without prejudice to all other rights and remedies available to the Purchaser) to terminate this Agreement (other than the Surviving Provisions) by notice in writing to the Seller. Following such termination, no Party shall have any Claim against the other Parties (other than the rights of the Purchaser under Clause 3.2(a)), save for any rights accrued by the Parties prior to termination and the rights and obligations in respect of Claims arising out of any antecedent breach of this Agreement.

CLAUSE 6 COMPLETION

6.1

Completion shall take place at 10:00 am at the office of the Purchaser’s Solicitors on the fifth Business Day after the last in time of the Conditions (except such Conditions which are expressed to be satisfied on or as at the Completion Date, but subject to the satisfaction or waiver of such Conditions) is satisfied or waived in accordance with this Agreement (or at such other time and/or venue as may be agreed in writing between the Seller and the Purchaser).

6.2	At Completion, the Seller shall comply with its obligations as listed in Part A of Schedule 1 and the Purchaser shall comply with its obligations as listed in Part B of Schedule 1.

6.3

If any foregoing provision of this Clause 6 is not fully complied with, the Purchaser (in the case of non-compliance by the Seller) or the Seller (in the case of non-compliance by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages), by written notice to the Seller or the Purchaser (as the case may be), served on such date:

(a)

to elect not to proceed with Completion and terminate this Agreement (other than the Surviving Provisions) and no Party shall have any Claim against the other Parties (other than the rights of the Purchaser under Clause 3.2(a)), save for any rights accrued by the Parties prior to termination and the rights and obligations in respect of Claims arising out of any antecedent breach of this Agreement;

(b)	to effect Completion so far as practicable having regard to the defaults which have occurred; or

(c)

to fix a new date for Completion not being later than 10 Business Days after the initial Completion Date, in which case the foregoing provisions of this Clause 6.3 and Schedule 1 shall apply to Completion as so deferred (provided that such deferral may only occur once).

CLAUSE 7 REPRESENTATIONS AND WARRANTIES

7.1	Each of the Warrantors jointly and severally represents and warrants to the Purchaser that each of the Warranties:

(a)	is true and accurate in all respects and is not misleading in any respect as at the date of this Agreement; and

(b)	will be true and accurate in all respects and not misleading in any respect as at the Completion Date, as if they had been repeated at Completion.

7.2	Each of the Warrantors acknowledges that the Purchaser is entering into this Agreement in reliance upon the Warranties.

7.3	Each of the Warrantors shall promptly notify the Purchaser in writing, setting out full details, if after entering into this Agreement but prior to the Completion Date:

(a)	it/he becomes aware that any of the Warranties was untrue, inaccurate or misleading in any respect as at the date of this Agreement; or

(b)

it/he becomes aware of any matter which arises or event that occurs which results or will result in any of the Warranties being untrue, inaccurate or misleading in any respect as at Completion when the Warranties are to be repeated.

7.4	Any notification made pursuant to Clause 7.3 shall not operate as a disclosure against such Warranties.

7.5

Each of the Warranties is separate and independent and, except where expressly provided to the contrary, shall not be limited by reference to any other Warranty or by anything in, or referred to, in this Agreement.

7.6

Except where expressly provided to the contrary in this Agreement, and subject to the Disclosure Letter (which disclosure shall be subject to Paragraph 4.1 of Schedule 4), no information, fact or circumstance which could have been discovered (whether by investigation, search or enquiry made by the Purchaser, any member of the Purchaser’s Group or any of their respective Representatives on its or their behalf) shall prevent or in any way prejudice any Claim made by the Purchaser or operate to reduce any amount recoverable.

7.7

Each of the Warrantors agrees with the Purchaser (for itself and as trustee for each member of the Group) to waive, to the greatest extent permissible at Law, any rights, remedies or claims which such Warrantor may have against any member of the Group or the present or former Representatives of any member of the Group in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any member of the Group or its Representatives in connection with the giving of the Warranties (provided that nothing in this Clause 7.7 shall limit or exclude any liability for fraud).

7.8

The rights and remedies of the Purchaser in respect of a breach of any of the Warranties shall not be affected by Completion, by the giving of any time or other indulgence by the Purchaser to any person, or by any other cause whatsoever except as provided in this Agreement or in a specific waiver or release by the Purchaser in writing and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Purchaser.

CLAUSE 8 INDEMNITY AND LIMITATION OF LIABILITY

[REDACTED]

CLAUSE 9 PURCHASER’S WARRANTIES

9.1	The Purchaser represents and warrants to the Seller that:

(a)	it is duly incorporated and validly existing under the laws of its place of incorporation;

(b)	it has the full power and capacity to enter into and perform its obligations under this Agreement;

(c)	it has taken all corporate action required to unconditionally authorise it to enter into and perform this Agreement;

(d)

this Agreement (when executed) constitutes valid, binding and enforceable obligations on it, enforceable in accordance with its terms (except as such enforceability may be limited under applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles); and

(e)

the execution, delivery of and performance by it of its obligations under this Agreement does not and will not, and this Agreement does not and will not conflict with, or constitute a default or breach under any provision of:

(i)	its memorandum or articles of association (or equivalent constitutional documents);

(ii)	any order, judgment, decree or regulation or any other restriction of any kind by which it is bound or submits to; or

(iii)	any agreement, instrument or contract to which it is a party or by which it is bound.

9.2	The Purchaser acknowledges that the Seller is entering into this Agreement in reliance upon the Purchaser’s Warranties.

CLAUSE 10 UNDERTAKINGS IN CONNECTION WITH THE OFFERS

10.1

The Purchaser undertakes to the Seller that it will comply with its obligations under Rule 26 of the Takeovers Code upon Completion. The Purchaser also undertakes that the offer price under the Share Offer shall not exceed HK$4.35 and it would not increase the offer price under the Share Offer under any circumstances.

10.2	Each of the Warrantors undertakes to the Purchaser that, in so far as it/he is able to (and to the extent permitted by Law), it/he shall:

(a)

procure that Listco issues the Possible Offer Announcement, any subsequent announcements, or other document required to be issued prior to Completion in connection with the Offers in accordance with the requirements of the Takeovers Code and the Executive;

(b)	procure that Listco convenes all necessary board meetings and passes such board resolutions as may be required to enable the Offers to be implemented;

(c)	procure that no announcement is made by or on behalf of Listco which would be adverse to the Offers without prior consultation with the Purchaser; and

(d)

provide to the Purchaser all information reasonably necessary relating to the Seller or the Ultimate Shareholder, and procure that Listco provides to the Purchaser all such information relating to Listco and the members of the Group required to be included (under the Takeovers Code or by the Executive) in the Possible Offer Announcement, any subsequent announcements, or other document required to be issued prior to Completion.

CLAUSE 11 OTHER UNDERTAKINGS

11.1

The Warrantors undertake to the Purchaser to use their best endeavors to procure the Group Companies to, as soon as reasonably practicable and in any event before the Completion Date, obtain the written consent from ICBCI LP to consent that the relevant Group Companies shall act as the assets managers for the applicable Owned Real Properties, in form and substance satisfactory to the Purchaser.

11.2	[REDACTED]

11.3	As soon as possible after the date of this Agreement and in any event prior to the Completion Date,

(a)

the Warrantors shall use their best endeavour to procure the relevant Group Company to, upon the request of the Purchaser, facilitate discussions between the Purchaser, on the one hand, and the relevant lenders and the Authorities, on the other hand, in connection with the applicable financing documentation and contracts in respect of the Owned Real Properties ******, and provide all the assistance as may be reasonably requested by the Purchaser in connection with such discussions;

(b)

the Warrantors shall use their best endeavours to procure that the terms and conditions of the 2024 Convertible Bonds shall be amended on terms reasonably satisfactory to the Purchaser such that Listco has the right to redeem all or some only of the 2024 Convertible Bonds that any holder of the 2024 Convertible Bonds holds;

(c)

the Warrantors shall use their best endeavour to procure the relevant Group Companies to, (i) obtain written consents or waivers from or (ii) provide written notice to, the lenders and other parties ****** (as applicable), in each case, whose contracts with the relevant Group Companies contain a change of control, event of default, termination right, early repayment or similar provisions that would be triggered by the Transactions, in form and substance reasonably satisfactory to the Purchaser, copies of which shall be provided to the Purchaser;

(d)

the Warrantors shall use their best endeavour to procure the relevant Group Companies to obtain written consents or waivers from the applicable Authorities or other parties whose Land Use Right Grant Contracts, Investment Agreements, Other Property Documents, or other Material Contracts, with the relevant Group Companies in respect of any Owned Real Property contain restrictive covenants ******, in form and substance reasonably satisfactory to the Purchaser, copies of which shall be provided to the Purchaser; and

(e)

the Warrantors shall use their best endeavour to procure the relevant Group Companies to obtain the waivers or consents by the relevant Authority to waive any change of control, change of senior management, event of default, termination right, early repayment, or similar provision under the applicable Land Use Right Grant Contract, Investment Agreement, Other Property Documents, or other Material Contract in respect of any Owned Real Property that would be triggered by the Transactions, in form and substance reasonably satisfactory to the Purchaser, copies of which shall be provided to the Purchaser.

11.4

The Warrantors shall procure that each member of the Group shall, promptly provide the Purchaser’s Group with all information and assistance as the Purchaser’s Group may reasonably require in order to comply with the requirements of the Takeovers Code, the Listing Rules, the Executive, the HKSE and other applicable Laws in relation to the Transactions, and shall, in so far as it/he is able to and to the extent permitted by Laws, immediately notify the Purchaser in writing of any material change in the accuracy of any such information and consent to the public disclosure, if required, of such information.

11.5

The Warrantors agree and undertake that they will do all such acts and things (including, amongst others, provision of such information in its possession) and execute all such documents to give effect to its obligations and undertakings contained in this Agreement.

11.6

Each of the Parties agrees and acknowledges that at the time of the execution of this Agreement and as at Completion, (i) it is aware that each other Party is a person connected (within the meaning of the SFO) with Listco and is or may be in possession of inside information (as that term is defined in the SFO) by virtue of it being a “substantial shareholder” (as defined in Parts XIII and XIV of the SFO) or otherwise; and (ii) no such other Party has counselled or procured it to deal in Shares or derivatives.

CLAUSE 12 NOTICES

12.1	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:

(a)	in writing in the English language; and

(b)	delivered:

(i)	personally by hand or courier (using an internationally recognised courier company);

(ii)	by local post or registered mail if local address and by airmail if overseas address, or

(iii)	by email,

to the Party due to receive the Notice, to the address and for the attention of the relevant Party set out in this Clause 12 (or to such other address and/or for such other person’s attention as shall have been notified to the giver of the relevant Notice and become effective (in accordance with this Clause 12) prior to despatch of the Notice).

12.2	In the absence of evidence of earlier receipt, any Notice served in accordance with this Clause 12 shall be deemed given and received:

(a)	in the case of personal delivery by hand or courier, at the time of delivery at the address referred to in Clause 12.3;

(b)	in the case of local post (other than airmail) or registered mail, at 10:00 am on the second Business Day after posting;

(c)	in the case of airmail, at 10:00 am on the fifth Business Day after posting; and

(d)	in the case of email, at the time of the transmission.

12.3	The addresses of the Parties for the purpose of this Clause 12 are as follows:

[REDACTED]

12.4	In proving service, it shall be sufficient to prove that:

(a)	if delivered by hand, the Notice was delivered to the correct address;

(b)	if sent by post, the envelope containing the Notice was properly addressed and delivered to the address of the relevant Party; or

(c)	if sent by email, an email has been received by the sender indicating delivery or no email has been received by the sender indicating non-delivery.

12.5

Any Party may notify the other Parties of any change to its name, address for the purpose of this Clause 12, provided that such Notice shall be sent to the other Parties and shall only be effective on:

(a)	the date specified in such Notice as the date on which the change is to take effect; or

(b)	if no date is so specified or the date specified is less than three Business Days after which such Notice was deemed to be given, the fourth Business Day after such Notice was deemed to be given.

12.6	This Clause 12 shall not prejudice the service of, or any step in, Proceedings permitted by Law or the rules of the relevant Authority.

CLAUSE 13 COSTS AND EXPENSES

[REDACTED]

CLAUSE 14 GENERAL PROVISIONS

14.1

Without prejudice to any other provisions of this Agreement, each Party shall (on being reasonably required to do so by any other Party) do or procure the doing of all such acts and/or execute or procure the execution of all such documents, in a form reasonably satisfactory to such other Party, which such other Party may from time to time reasonably require in order to give full effect to this Agreement.

14.2

Following Completion and pending registration of the Purchaser as the legal owner of the Sale Shares, the Seller shall exercise all voting and other rights in relation to the Sale Shares in accordance with the Purchaser’s instructions.

14.3

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor constitute any of them the agent of any of the others or otherwise entitle a Party to bind the other Parties for any purpose.

14.4

Any time, date or period referred to in this Agreement may be extended by mutual agreement in writing between the Parties (but, as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence).

14.5

This Agreement shall be binding on and inure for the benefit of the successors of each of the Parties, but the Parties may not assign, grant any security interest, hold on trust or otherwise transfer all or any of their rights and obligations under this Agreement (without the prior written consent of the other Parties).

14.6

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement howsoever effected.

14.7

Any waiver of any right or default under this Agreement shall be effective only in the instance given and shall not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of any provision of this Agreement shall be effective unless in writing and signed by each Party against whom such waiver is sought to be enforced.

14.8

Any delay by any Party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy (or a waiver of any other rights or remedies) and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy (or the exercise of any other right or remedy).

14.9	The rights and remedies of the Parties under this Agreement are not exclusive of any rights or remedies provided by Law.

14.10

This Agreement contains the whole agreement and understanding between the Parties relating to the transactions contemplated by this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes all previous agreements, understandings or arrangements (whether oral or written) between the Parties relating to such transactions.

14.11

Each of the Parties acknowledges that (in agreeing to enter into this Agreement) it has not relied on any representation, warranty, collateral contract, undertaking or other assurance (except those expressly set out in this Agreement) made by or on behalf of the other Parties before the execution of this Agreement (including during the course of negotiating this Agreement). Each of the Parties waives all rights and remedies which, but for this Clause 14.11, might otherwise be available to it in respect of any such representation, warranty, collateral contract, undertaking or other assurance (provided that nothing in this Clause 14.11 shall limit or exclude any liability for fraud or fraudulent misrepresentation).

14.12

Each of the Parties confirms that it has received independent legal advice relating to all matters provided for in this Agreement and agrees that the provisions of this Agreement are fair and reasonable.

14.13	If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable in whole or in part under any Law in any jurisdiction, then:

(a)	such provision shall:

(i)	to the extent that it is not possible to delete or modify the provision, in whole or in part, be (in whole or in part) given no effect and shall be deemed not to form part of this Agreement;

(ii)	not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; and

(iii)	not affect or impair the legality, validity or enforceability under the Law of any other jurisdiction of such provision or any other provision of this Agreement; and

(b)

the Parties shall use all reasonable efforts to modify such a provision as is necessary so that the provision is legal, valid and enforceable and gives effect, as closely as possible, to the intentions of the Parties under this Agreement.

14.14

A person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement. Notwithstanding any term of this Agreement, the right of the Parties to rescind or terminate this Agreement or to agree to a variation, release and/or waiver of this Agreement is not subject to the consent of any other person who is not a party to this Agreement.

CLAUSE 15 ANNOUNCEMENTS

15.1

No announcement, communication or circular (“Public Release”) concerning the existence or the subject matter of this Agreement or any ancillary matter shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties (such approval not to be unreasonably withheld or delayed).

15.2	Clause 15.1 shall not affect any Public Release concerning the existence or the subject matter of this Agreement if required by:

(a)	any Law; or

(b)	any Authority to which the disclosing Party is subject or submits (wherever situated),

in which case the disclosing Party shall, prior to making or issuing such Public Release:

(a)	to the extent permitted by Law and insofar as is reasonably practicable, first give notice to the other Parties of its intention to make such Public Release; and

(b)	take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such Public Release with the other Parties.

15.3	The restrictions contained in this Clause 15 shall continue to apply after termination of this Agreement without limit in time.

CLAUSE 16 CONFIDENTIALITY

16.1

Subject to Clause 16.2, each Party shall treat as strictly confidential and shall not disclose to any other person any information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)	the provisions, negotiations or subject matter of this Agreement; or

(b)	which relates to the other Parties,

including written information and information transferred or obtained orally, visually, electronically or by any other means (collectively “Confidential Information”).

16.2	Notwithstanding the other provisions of this Clause 16, a Party may disclose or use Confidential Information which would otherwise be subject to the provisions of Clause 16.1 if and to the extent:

(a)	the disclosure or use is required by Law or any Authority to which such Party is subject to or submits (whether or not the request for information has the force of law);

(b)	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

(c)

Confidential Information is disclosed on a need to know and strictly confidential basis to its Affiliates or their respective Representatives, provided that such recipients agree to be bound by equivalent confidentiality restrictions;

(d)

Confidential Information was lawfully in its possession or in the possession of any of its Affiliates or their respective Representatives (in either case as evidenced by written records) free of any restriction as to its use or disclosure prior to it being so disclosed;

(e)	Confidential Information is or becomes in the public domain through no fault of that Party or any of its Affiliates or their respective Representatives;

(f)	the other Parties have given prior written consent to the disclosure or use (such consent not to be unreasonably withheld or delayed);

(g)

the disclosure of Confidential Information is made on a confidential basis to a bona fide third party or professional advisers or financiers of such third party wishing to acquire all or part of the Purchaser’s Group or the Seller’s Group to the extent that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase, and provided that no such disclosure shall be made unless:

(i)	such person has agreed to be bound by equivalent confidentiality restrictions; and

(ii)	the information being disclosed has been approved by the other Parties (such approval not to be unreasonably withheld or delayed);

(h)	Confidential Information is independently developed by that Party after the date of this Agreement; or

(i)	the disclosure or use is required to enable that Party to perform this Agreement or enforce its rights under this Agreement or otherwise vest the full benefit of this Agreement in that Party,

and provided that, to the extent permitted by Law, any Confidential Information to be disclosed in reliance on Clauses 16.2(a) or (b) shall be disclosed only after consultation with the other Parties with a view to providing the other Parties with the opportunity to contest such disclosure or use (or otherwise agree the timing and content of such disclosure or use) and the Party intending to disclose the Confidential Information shall take into account the reasonable comments or requests of such other Parties.

16.3	The restrictions contained in this Clause 16 shall continue to apply after Completion or termination of this Agreement without limit in time.

CLAUSE 17 LANGUAGE

17.1	Each notice, demand, request, statement, instrument, certificate or other communication under or in connection with this Agreement shall be in English.

17.2	This Agreement shall be executed in English.

CLAUSE 18 COUNTERPARTS

This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

CLAUSE 19 PAYMENTS AND NO SET OFF

19.1

Every amount payable under this Agreement by one Party to another shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of deduction or withholding of any kind (other than any deduction or withholding required by Law).

19.2

Unless otherwise expressly stated in this Agreement, all payments to be made under this Agreement shall be effected by crediting for same day value, in HK$, to such account as the recipient directs by notice to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic transfer or other electronic means to be effected on or before the due date for payment.

19.3	[REDACTED]

CLAUSE 20 GOVERNING LAW AND ARBITRATION

20.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, Hong Kong law.

20.2

Any dispute, controversy, claim, actions and proceedings arising out of, relating to, or in connection with this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be referred to and finally resolved by arbitration.

20.3	The arbitration shall be conducted as follows:

(a)	the place and seat of arbitration shall be in Hong Kong and the arbitration shall be administered by the Hong Kong International Arbitration Center (the “HKIAC”);

(b)	subject to the directions of the tribunal, the arbitration proceedings shall be conducted, and all written decisions or correspondence shall be, in both English and Simplified Chinese;

(i)	the HKIAC Administered Arbitration Rules in force (the “Rules”) when the Notice of Arbitration is submitted shall apply;

(ii)	the law of this arbitration clause shall be the laws of Hong Kong;

(iii)

there shall be three arbitrators for any such arbitration. The submitting Party/Parties shall nominate one arbitrator, and the responding Party/Parties shall nominate one arbitrator, in each case, within 30 days after the submission of the Notice of Arbitration. Both arbitrators shall agree on the third arbitrator within 30 days thereafter. Should either Party fail to appoint an arbitrator within such 30 day period or should the two arbitrators fail, within such 30 day period, to reach agreement on the third arbitrator, such arbitrator(s) shall be appointed by the HKIAC;

(iv)

an award by the HKIAC shall be final and conclusive and binding upon the Parties and to the extent permitted by law, the Parties waive irrevocably any rights to any form of appeal, review or recourse; and

(v)

the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction, both before and after the arbitral tribunal has been appointed, including at any time up until arbitral tribunal has made its final award; and

(c)	judgment upon the award rendered may be entered in any court having jurisdiction and the Parties submit to the non-exclusive jurisdiction of the Hong Kong courts for this purpose.

CLAUSE 21 AGENT FOR SERVICE OF PROCESS

21.1

Each of the Warrantors hereby irrevocably appoints Lee Holdings 1 Co. Ltd of Flat 01B3, 10/F Carnival Commercial Building, 18 Java Road, North Point, Hong Kong as its agent to accept service of process in Hong Kong in any Proceedings, service of whom shall be deemed completed whether or not forwarded to or received by such Warrantor.

21.2

The Purchaser hereby irrevocably appoints JD.com, Inc. of Room 1901, 19th Floor, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong, Hong Kong as its agent to accept service of process in Hong Kong in any Proceedings, service of whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

21.3	Each Party shall notify the other Parties in writing of any change of address of its process agents within 10 Business Days of such change.

21.4

If, for any reason, the process agent appointed by any Party at any time ceases to act as such or no longer has an address in Hong Kong, that Party shall promptly appoint another process agent and promptly notify the other Parties of the appointment and the new process agent’s name and address. If the Party concerned does not make such an appointment within 10 Business Days of such cessation, then it shall be effective service for the other Parties to serve the process upon the last known address in Hong Kong of the last known process agent for that Party notwithstanding that such process agent is no longer found at such address or has ceased to act, provided that a copy of the Proceedings is also sent to that Party’s current registered office or principal place of business wherever situated.

[REDACTED]

EXECUTED AS AN AGREEMENT

SIGNED for and on behalf of YUPEI INTERNATIONAL INVESTMENT MANAGEMENT CO., LTD by its duly authorised representative in the presence of:		) ) ) ) )	/s/ LI SHIFA
			Name:	LI SHIFA
			Title:	Director
/s/ FEI SHANLING			Date:	1 September 2021
Name:	FEI SHANLING
Title:	Accountant
Date:	1 September 2021

/s/ LI SHIFA
Name:	LI SHIFA
Date:	1 September 2021

in the presence of:

/s/ FEI SHANLING
Name:	FEI SHANLING
Title:	Accountant
Date:	1 September 2021

EXECUTED AS AN AGREEMENT

SIGNED for and on behalf of JD PROPERTY GROUP CORPORATION by its duly authorised representative in the presence of:		) ) ) ) )
/s/ HU Wei
			Name:	HU Wei
/s/ Zinan Chen			Title:	Authorize Signatory
Name:	Zinan Chen		Date:	1 September 2021
Title:
Date:	1 September 2021